Free Writing Prospectus, dated February 4, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated January 30, 2025

Registration Statement Nos. 333-283456 and 333-283456-01

NYSEG Storm Funding, LLC

(Issuing Entity)

PRICING TERM SHEET

$710,600,000 Recovery Bonds, Series 2025-A

Issuing Entity:	NYSEG Storm Funding, LLC

Sponsor, Depositor and Initial Servicer:	New York State Electric & Gas Corporation (“NYSEG”)

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	February 11, 2025(2)

Payment Dates:	May 1 and November 1, commencing November 1, 2025(3)

Applicable Time:	3:48 PM (Eastern time) on February 4, 2025

Proceeds:	The total initial price to the public is $710,466,833.44. The total amount of the underwriting discounts and commissions is $2,842,400.00. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $28,048,128.55) is $707,624,433.44.

Initial Recovery Charge as a Percentage of Customer’s Bill:	The initial recovery charge for the recovery bonds offered hereby is expected to represent on an annualized basis approximately 6% of the total electric bill, received by a 600 kWh non-demand, residential customer of NYSEG, based on rates as of February 4, 2025.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the recovery bonds against payment for the recovery bonds on or about February 11, 2025, which will be the fifth business day following the date of pricing of the recovery bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade recovery bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the recovery bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

(3)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate(4)	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$225,000,000	2.20	5/1/2029	5/1/2031	4.713%	99.98284%	0.40000%	$224,061,390.00
A-2	$225,000,000	5.69	5/1/2032	5/1/2034	4.866%	99.98173%	0.40000%	$224,058,892.50
A-3	$260,600,000	8.89	5/1/2035	5/1/2037	5.162%	99.97949%	0.40000%	$259,504,150.94

(4)	Interest on the recovery bonds will accrue from February 11, 2025 and must be paid by the purchaser if the recovery bonds are delivered after that date.

Tranche	CUSIP	ISIN
A-1	67122QAA2	US67122QAA22
A-2	67122QAB0	US67122QAB05
A-3	67122QAC8	US67122QAC87

Subject to the terms and conditions in the underwriting agreement among the Issuing Entity, NYSEG and the underwriters, for whom J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives, the Issuing Entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the recovery bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3
J.P. Morgan Securities LLC	$123,750,000	$123,750,000	$143,330,000
BofA Securities, Inc.	$39,375,000	$39,375,000	$45,605,000
Citigroup Global Markets Inc.	$39,375,000	$39,375,000	$45,605,000
Morgan Stanley & Co. LLC	$11,250,000	$11,250,000	$13,030,000
Wells Fargo Securities, LLC	$11,250,000	$11,250,000	$13,030,000
Total	$225,000,000	$225,000,000	$260,600,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Tranche A-1	Tranche A-2	Tranche A-3
Selling Concession	0.24%	0.24%	0.24%
Reallowance Discount	0.12%	0.12%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
11/1/2025	$41,751,857.18	$0.00	$0.00
5/1/2026	$29,958,440.75	$0.00	$0.00
11/1/2026	$27,054,241.37	$0.00	$0.00
5/1/2027	$30,399,402.10	$0.00	$0.00
11/1/2027	$29,310,678.99	$0.00	$0.00
5/1/2028	$32,709,012.66	$0.00	$0.00
11/1/2028	$29,869,630.52	$0.00	$0.00
5/1/2029	$3,946,736.43	$30,236,941.96	$0.00
11/1/2029	$0.00	$31,402,178.00	$0.00
5/1/2030	$0.00	$35,776,363.02	$0.00
11/1/2030	$0.00	$33,036,631.91	$0.00
5/1/2031	$0.00	$37,450,583.19	$0.00
11/1/2031	$0.00	$34,751,585.84	$0.00
5/1/2032	$0.00	$22,345,716.08	$16,861,545.89
11/1/2032	$0.00	$0.00	$36,575,959.70
5/1/2033	$0.00	$0.00	$41,130,155.25
11/1/2033	$0.00	$0.00	$38,581,554.53
5/1/2034	$0.00	$0.00	$44,090,056.99
11/1/2034	$0.00	$0.00	$39,812,766.32
5/1/2035	$0.00	$0.00	$43,547,961.32
Total Payments	$225,000,000.00	$225,000,000.00	$260,600,000.00

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$225,000,000.00	$225,000,000.00	$260,600,000.00
11/1/2025	$183,248,142.82	$225,000,000.00	$260,600,000.00
5/1/2026	$153,289,702.07	$225,000,000.00	$260,600,000.00
11/1/2026	$126,235,460.70	$225,000,000.00	$260,600,000.00
5/1/2027	$95,836,058.60	$225,000,000.00	$260,600,000.00
11/1/2027	$66,525,379.61	$225,000,000.00	$260,600,000.00
5/1/2028	$33,816,366.95	$225,000,000.00	$260,600,000.00
11/1/2028	$3,946,736.43	$225,000,000.00	$260,600,000.00
5/1/2029	$0.00	$194,763,058.04	$260,600,000.00
11/1/2029	$0.00	$163,360,880.04	$260,600,000.00
5/1/2030	$0.00	$127,584,517.02	$260,600,000.00
11/1/2030	$0.00	$94,547,885.11	$260,600,000.00
5/1/2031	$0.00	$57,097,301.92	$260,600,000.00
11/1/2031	$0.00	$22,345,716.08	$260,600,000.00
5/1/2032	$0.00	$0.00	$243,738,454.11
11/1/2032	$0.00	$0.00	$207,162,494.41
5/1/2033	$0.00	$0.00	$166,032,339.16
11/1/2033	$0.00	$0.00	$127,450,784.63
5/1/2034	$0.00	$0.00	$83,360,727.64
11/1/2034	$0.00	$0.00	$43,547,961.32
5/1/2035	$0.00	$0.00	$0.00

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.87 Standard Deviations from Mean)		-15% (9.69 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	2.20	2.20	0	2.21	7
A-2	5.69	5.69	0	5.69	0
A-3	8.89	8.89	0	8.89	0

(1)	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (1.87 standard deviations from mean) or 15% (9.69 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the recovery charges semi-annually, (iii) customers remit all recovery charges 30 days after such charges are billed, (iv) ongoing financing costs are equal to projections, (v) there is no acceleration of the final maturity date of the recovery bonds, and (vi) the issuance date of the recovery bonds is February 11, 2025. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.

NYSEG and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents NYSEG and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, NYSEG, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016, BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.